Exhibit 99.1

Cocrystal Pharma Expands Exclusive License Agreement with Kansas State University Research Foundation to New Coronavirus Antiviral Compounds with Novel Mechanism of Action

- Expanded license agreement with KSURF further broadens and advances Cocrystal’s COVID-19 program -

- Small molecule therapeutic inhibitors against coronaviruses included in agreement have demonstrated strong proof-of-concept and excellent efficacy data in MERS-CoV animal models -

BOTHELL, WA, April 22, 2020 – Cocrystal Pharma, Inc. (NASDAQ: COCP), (“Cocrystal” or the “Company”), a clinical stage biotechnology company discovering and developing novel antiviral therapeutics, announced today that it has expanded its previously announced license agreement with Kansas State University Research Foundation (“KSURF”) to include rights to additional preclinical leads and further develop certain proprietary broad-spectrum antiviral compounds for the treatment of coronavirus infections (“COVID-19”).

“We are pleased to be expanding our agreement with KSURF as we move forward with our ongoing COVID-19 development program. The additional compounds from this new license agreement represent a class of compounds called protease inhibitors to potentially treat COVID-19. The compounds are in a preclinical stage and have a novel mechanism of action that we believe could play an important role in treating this devastating disease,” commented Dr. Gary Wilcox, Chairman and Chief Executive Officer of Cocrystal.

Cocrystal has been granted an exclusive, royalty-bearing right and license to certain small molecule therapeutic inhibitors against coronaviruses, picornaviruses and caliciviruses covered by patent rights controlled by KSURF. Cocrystal intends to pursue research and development of these antiviral compounds for coronavirus, including preclinical and clinical development. This license significantly expands and further advances the Company’s COVID-19 program by providing more targeted, potent compounds for further development.

The additional compounds licensed from KSURF have demonstrated both in vitro and in vivo activity in animal models against the viral pathogens MERS and SARS, which are coronaviruses that are structurally similar to SARS-CoV-2 (see About Coronavirus Disease below).

“These new SARS-CoV-2 antiviral compounds have shown broad spectrum activity against SARS-CoV-2, SARS-CoV, and MERS-CoV and in vivo efficacy data in a MERS-CoV animal model that was recently used for in vivo study of remdesivir. We are encouraged that administration of this compound significantly increased survival and reduced lung virus titer in the infected animals even when given one day after virus infection. We are working tirelessly to leverage our proprietary drug discovery platform to advance this antiviral program and believe this new set of compounds has the potential to provide the lead compound for the program. As we progress our COVID-19 antiviral development program, we will continue to seek opportunities for collaboration with potential partners,” commented Dr. Sam Lee, President of Cocrystal.

Cocrystal’s technology generates a 3-D structure of inhibitor complexes at near-atomic resolution providing the Company with the ability to identify novel binding sites, which allows for a rapid turnaround of structural information through highly automated X-ray data processing and refinement. By utilizing this technology, Cocrystal is able to develop compounds that specifically target enzymes that are essential for viral replication. The Company is currently leveraging its unique structure-based technologies to develop antiviral drugs for influenza viruses, hepatitis C viruses, coronaviruses and noroviruses.

About Coronavirus Disease 2019 (COVID-19)

COVID-19 is caused by a coronavirus called SARS-CoV-2. Coronaviruses are a large family of viruses that are common in people and many different species of animals, including camels, cattle, cats, and bats. Rarely, animal coronaviruses can infect people and then spread between people. This occurred with MERS-CoV and SARS-CoV, and now with the virus that causes COVID-19.

The virus that causes COVID-19 is thought to spread mainly from person to person, mainly through respiratory droplets produced when an infected person coughs or sneezes. These droplets can land in the mouths or noses of people who are nearby or possibly be inhaled into the lungs. Spread is more likely when people are in close contact with one another (within about 6 feet).

COVID-19 seems to be spreading easily and sustainably in the community (“community spread”) in many affected geographic areas. Community spread means people have been infected with the virus in an area, including some who are not sure how or where they became infected.

Summary updates are available on CDC’s web page: Coronavirus Disease 2019 (COVID-19).

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of influenza viruses, hepatitis C viruses, coronaviruses and noroviruses. Cocrystal employs unique structure-based technologies and Nobel Prize winning expertise to create first- and best-in-class antiviral drugs. For further information about Cocrystal, please visit www.cocrystalpharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future research and development of antiviral compounds for COVID-19, including preclinical and clinical development, providing a lead compound for our COVID-19 program, and our plans regarding future collaborations. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to, risks arising from the impact of the COVID-19 pandemic on our Company, including our ability to proceed with our programs, receive necessary regulatory approvals and continue to rely on certain third parties, and on the national and global economy, the results of preclinical and clinical studies, general risks arising from clinical trials, receipt of regulatory approvals, development of effective treatments and/or vaccines by competitors, and our ability to find and enter into agreements with suitable collaboration partners. Further information on our risk factors is contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor and Media Contact:

JTC Team, LLC

(833) 475-8247

COCP@jtcir.com

###